Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this annual report on Form 10-K of New Peoples Bankshares, Inc. of our report dated March 11, 2011, except for Notes 3, 7, 8, 11, 21, 23, 24 and 26, as to which the date is June 23, 2011, appearing in the Annual Report on Form 10-K/A, (Amendment No.2) of New Peoples Bankshares, Inc. filed on June 24, 2011, for the year ended December 31, 2010 and our report on internal control over financial reporting as to which the date is March 11, 2011 (except for the matters discussed in paragraphs six and seven, as to which the date is June 23, 2011).

/S/ BROWN, EDWARDS & COMPANY, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS

100 Arbor Drive, Suite 208

Christiansburg, Virginia 24073

February 29, 2012